Exhibit 21

Subsidiaries of the Registrant

Roller Bearing Company of America, Inc.

RBC Precision Products—Plymouth, Inc.

Industrial Tectonics Bearings Corporation

RBC Linear Precision Products, Inc.

RBC Precision Products—Bremen, Inc.

RBC Nice Bearings, Inc.

Tyson Bearing Company, Inc.

RBC Oklahoma, Inc.

RBC Aircraft Products, Inc.

RBC Southwest Products, Inc.

All Power Manufacturing Company

RBC De Mexico S DE RL DE CV

Schaublin Holding SA

Schaublin SA

J. Bovagnet SA

RBC France SAS